                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 5                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check this box if no longer                    OMB NUMBER:  3235-0362
    subject to Section 16. Form 4                  Expires:  April 30, 1997
    or Form 5 obligations may                      Estimated average burden
    continue. SEE Instruction 1(b).                hours per response ...... 1.0
                                                   -----------------------------
[_] Form 3 Holdings Reported

[_] Form 4 Transaction Reported


              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

        REVISED                                                 1 OF 6
        -------

1. Name and Address of Reporting Person

   Fredericks                         Mark                            J.
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

   c/o Lakeland Bancorp, Inc.
   250 Oak Ridge Road
--------------------------------------------------------------------------------
                                    (Street)

   Oak Ridge,                         NJ                               07438
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Lakeland Bancorp, Inc.
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####
--------------------------------------------------------------------------------
4. Statement for Month/Year

   12/31/98
--------------------------------------------------------------------------------
5. If Amendment, Date of Original   (Month/Day/Year)

   12/31/97
--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
       (Check all applicable)


             X    Director                         10% Owner
           -----                            -----

                  Officer (give               X    Other (Specify
           -----           title below)     -----         below)

                                3.27%
                   ----------------------------------

--------------------------------------------------------------------------------

                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security        2. Trans-   3. Trans-      4. Secuirties Acquired (A)  5. Amount of        6. Ownership  7. Nature
   (Instr. 3)                  action      action         or Disposed of (D)          Securities          Form:         of Indirect
                               Date        Code                                       Beneficially        Direct        Beneficial
                                          (Instr. 8)      (Instr. 3,4 and 5)          Owned at End       (D) or         Ownership
                              (Month/                  --------------------------     Of Issuer's         Indirect     (Instr. 4)
                               Day/                     Amount   (A) or    Price      Fiscal Year        (I)
   Lakeland Bancorp, Inc.      Year)                             (D)                 (Instr. 3 and 4)    (Instr. 4)
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
   Common                     2/13/98       DRP           131      A        29.50                           D              1
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        3/27/98       G             200      A        29.00                           D              1
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        4/15/98       P             170      A        29.00                           D              1
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        5/15/98       DRP           129      A        30.25                           D              1
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        8/14/98       DRP           126      A        31.00                           D              1
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/01/98       SS          21583      A        15.50                           D              1
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/01/98       SS            170      A        15.50                           D              1
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/01/98       SS           4696      A        15.50                           D              1
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/26/98       G             200      A        15.50                           D              1
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/26/98       G             200      A        15.50                           D              1
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       11/13/98       DRP           252      A        17.75       53,550              D              1
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        2/13/98       DRP            54      A        29.50                           I              2
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        4/15/98       P             170      A        29.00                           I              2
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 5                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check this box if no longer                    OMB NUMBER:  3235-0362
    subject to Section 16. Form 4                  Expires:  April 30, 1997
    or Form 5 obligations may                      Estimated average burden
    continue. SEE Instruction 1(b).                hours per response ...... 1.0
                                                   -----------------------------
[_] Form 3 Holdings Reported

[_] Form 4 Transaction Reported


              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

        REVISED                                                 2 OF 6
        -------

1. Name and Address of Reporting Person

   Fredericks                         Mark                            J.
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

   c/o Lakeland Bancorp, Inc.
   250 Oak Ridge Road
--------------------------------------------------------------------------------
                                    (Street)

   Oak Ridge,                         NJ                               07438
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Lakeland Bancorp, Inc.
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####
--------------------------------------------------------------------------------
4. Statement for Month/Year

   12/31/98
--------------------------------------------------------------------------------
5. If Amendment, Date of Original   (Month/Day/Year)

   12/31/97
--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
       (Check all applicable)


             X    Director                         10% Owner
           -----                            -----

                  Officer (give               X    Other (Specify
           -----           title below)     -----         below)

                                3.27%
                   ----------------------------------

--------------------------------------------------------------------------------

                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security        2. Trans-   3. Trans-      4. Secuirties Acquired (A)  5. Amount of        6. Ownership  7. Nature
   (Instr. 3)                  action      action         or Disposed of (D)          Securities          Form:         of Indirect
                               Date        Code                                       Beneficially        Direct        Beneficial
                                          (Instr. 8)      (Instr. 3,4 and 5)          Owned at End       (D) or         Ownership
                              (Month/                  --------------------------     Of Issuer's         Indirect     (Instr. 4)
                               Day/                     Amount   (A) or    Price      Fiscal Year        (I)
   Lakeland Bancorp, Inc.      Year)                             (D)                 (Instr. 3 and 4)    (Instr. 4)
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
   Common                     5/15/98       DRP            54      A        30.25                           I              2
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        8/14/98       DRP            52      A        31.00                           I              2
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/01/98       SS           9414      A        15.50                           I              2
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/01/98       SS           1545      A        15.50                           I              2
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       11/13/98       DRP           105      A        15.75      22,023               I              2
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        2/13/98       DRP            41      A        29.50                           I              3
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        3/27/98       G             103      A        29.00                           I              3
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        5/15/98       DRP            41      A        30.25                           I              3
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        8/14/98       DRP            41      A        31.00                           I              3
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/01/98       SS           7257      A        15.50                           I              3
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 5                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check this box if no longer                    OMB NUMBER:  3235-0362
    subject to Section 16. Form 4                  Expires:  April 30, 1997
    or Form 5 obligations may                      Estimated average burden
    continue. SEE Instruction 1(b).                hours per response ...... 1.0
                                                   -----------------------------
[_] Form 3 Holdings Reported

[_] Form 4 Transaction Reported


              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

        REVISED                                                 3 OF 6
        -------

1. Name and Address of Reporting Person

   Fredericks                         Mark                            J.
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

   c/o Lakeland Bancorp, Inc.
   250 Oak Ridge Road
--------------------------------------------------------------------------------
                                    (Street)

   Oak Ridge,                         NJ                               07438
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Lakeland Bancorp, Inc.
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####
--------------------------------------------------------------------------------
4. Statement for Month/Year

   12/31/98
--------------------------------------------------------------------------------
5. If Amendment, Date of Original   (Month/Day/Year)

   12/31/97
--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
       (Check all applicable)


             X    Director                         10% Owner
           -----                            -----

                  Officer (give               X    Other (Specify
           -----           title below)     -----         below)

                                3.27%
                   ----------------------------------

--------------------------------------------------------------------------------

                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security        2. Trans-   3. Trans-      4. Secuirties Acquired (A)  5. Amount of        6. Ownership  7. Nature
   (Instr. 3)                  action      action         or Disposed of (D)          Securities          Form:         of Indirect
                               Date        Code                                       Beneficially        Direct        Beneficial
                                          (Instr. 8)      (Instr. 3,4 and 5)          Owned at End       (D) or         Ownership
                              (Month/                  --------------------------     Of Issuer's         Indirect     (Instr. 4)
                               Day/                     Amount   (A) or    Price      Fiscal Year        (I)
   Lakeland Bancorp, Inc.      Year)                             (D)                 (Instr. 3 and 4)    (Instr. 4)
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
   Common                    10/01/98       SS           1078      A        15.50                           I              3
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/26/98       G             200      A        15.50                           I              3
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       11/13/98       DRP            81      A        15.75       16,951              I              3
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        2/13/98       DRP            42      A        29.50                           I              4
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        3/27/98       G             101      A        29.00                           I              4
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        5/15/98       DRP            41      A        30.25                           I              4
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        8/14/98       DRP            41      A        31.00                           I              4
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/01/98       SS           6511      A        15.50                           I              4
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/01/98       SS           1824      A        15.50                           I              4
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/26/98       G             200      A        15.50                           I              4
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 5                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check this box if no longer                    OMB NUMBER:  3235-0362
    subject to Section 16. Form 4                  Expires:  April 30, 1997
    or Form 5 obligations may                      Estimated average burden
    continue. SEE Instruction 1(b).                hours per response ...... 1.0
                                                   -----------------------------
[_] Form 3 Holdings Reported

[_] Form 4 Transaction Reported


              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

        REVISED                                                 4 OF 6
        -------

1. Name and Address of Reporting Person

   Fredericks                         Mark                            J.
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

   c/o Lakeland Bancorp, Inc.
   250 Oak Ridge Road
--------------------------------------------------------------------------------
                                    (Street)

   Oak Ridge,                         NJ                               07438
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Lakeland Bancorp, Inc.
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####
--------------------------------------------------------------------------------
4. Statement for Month/Year

   12/31/98
--------------------------------------------------------------------------------
5. If Amendment, Date of Original   (Month/Day/Year)

   12/31/97
--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
       (Check all applicable)


             X    Director                         10% Owner
           -----                            -----

                  Officer (give               X    Other (Specify
           -----           title below)     -----         below)

                                3.27%
                   ----------------------------------

--------------------------------------------------------------------------------

                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security        2. Trans-   3. Trans-      4. Secuirties Acquired (A)  5. Amount of        6. Ownership  7. Nature
   (Instr. 3)                  action      action         or Disposed of (D)          Securities          Form:         of Indirect
                               Date        Code                                       Beneficially        Direct        Beneficial
                                          (Instr. 8)      (Instr. 3,4 and 5)          Owned at End       (D) or         Ownership
                              (Month/                  --------------------------     Of Issuer's         Indirect     (Instr. 4)
                               Day/                     Amount   (A) or    Price      Fiscal Year        (I)
   Lakeland Bancorp, Inc.      Year)                             (D)                 (Instr. 3 and 4)    (Instr. 4)
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
   Common                    11/13/98       DRP            80      A        15.50        16,952             I              4
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        2/13/98       DRP            41      A        29.50                           I              5
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        3/27/98       G             105      A        29.00                           I              5
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        5/15/98       DRP            41      A        30.25                           I              5
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        8/14/98       DRP            40      A        31.00                           I              5
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/01/98       SS           7785      A        15.50                           I              5
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/01/98       SS            549      A        15.50                           I              5
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/26/98       G             200      A        15.50                           I              5
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       11/13/98       DRP            81      A        15.75        16,948             I              5
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------

--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 5                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check this box if no longer                    OMB NUMBER:  3235-0362
    subject to Section 16. Form 4                  Expires:  April 30, 1997
    or Form 5 obligations may                      Estimated average burden
    continue. SEE Instruction 1(b).                hours per response ...... 1.0
                                                   -----------------------------
[_] Form 3 Holdings Reported

[_] Form 4 Transaction Reported


              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

        REVISED                                                 5 OF 6
        -------

1. Name and Address of Reporting Person

   Fredericks                         Mark                            J.
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

   c/o Lakeland Bancorp, Inc.
   250 Oak Ridge Road
--------------------------------------------------------------------------------
                                    (Street)

   Oak Ridge,                         NJ                               07438
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Lakeland Bancorp, Inc.
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####
--------------------------------------------------------------------------------
4. Statement for Month/Year

   12/31/98
--------------------------------------------------------------------------------
5. If Amendment, Date of Original   (Month/Day/Year)

   12/31/97
--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
       (Check all applicable)


             X    Director                         10% Owner
           -----                            -----

                  Officer (give               X    Other (Specify
           -----           title below)     -----         below)

                                3.27%
                   ----------------------------------

--------------------------------------------------------------------------------

                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security        2. Trans-   3. Trans-      4. Secuirties Acquired (A)  5. Amount of        6. Ownership  7. Nature
   (Instr. 3)                  action      action         or Disposed of (D)          Securities          Form:         of Indirect
                               Date        Code                                       Beneficially        Direct        Beneficial
                                          (Instr. 8)      (Instr. 3,4 and 5)          Owned at End       (D) or         Ownership
                              (Month/                  --------------------------     Of Issuer's         Indirect     (Instr. 4)
                               Day/                     Amount   (A) or    Price      Fiscal Year        (I)
   Lakeland Bancorp, Inc.      Year)                             (D)                 (Instr. 3 and 4)    (Instr. 4)
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
   Common                     2/13/98       DRP            42      A        29.50                           I              6
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        5/15/98       DRP            42      A        30.25                           I              6
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        8/14/98       DRP            41      A        31.00                           I              6
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/01/98       SS           7594      A        15.50                           I              6
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/01/98       SS            887      A        15.50                           I              6
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       11/13/98       DRP            81      A        15.75        17,043             I              6
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        2/13/98       DRP            41      A        29.50                           I              7
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        3/26/98       G             100      A        29.00                           I              7
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        5/15/98       DRP            41      A        30.25                           I              7
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        8/14/98       DRP            40      A        31.00                           I              7
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 5                                                      OMB APPROVAL
                                                   -----------------------------
[_] Check this box if no longer                    OMB NUMBER:  3235-0362
    subject to Section 16. Form 4                  Expires:  April 30, 1997
    or Form 5 obligations may                      Estimated average burden
    continue. SEE Instruction 1(b).                hours per response ...... 1.0
                                                   -----------------------------
[_] Form 3 Holdings Reported

[_] Form 4 Transaction Reported


              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940

        REVISED                                                 6 OF 6
        -------

1. Name and Address of Reporting Person

   Fredericks                         Mark                            J.
--------------------------------------------------------------------------------
  (Last)                             (First)                         (Middle)

   c/o Lakeland Bancorp, Inc.
   250 Oak Ridge Road
--------------------------------------------------------------------------------
                                    (Street)

   Oak Ridge,                         NJ                               07438
--------------------------------------------------------------------------------
  (City)                             (State)                          (Zip)


--------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

   Lakeland Bancorp, Inc.
--------------------------------------------------------------------------------
3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####
--------------------------------------------------------------------------------
4. Statement for Month/Year

   12/31/98
--------------------------------------------------------------------------------
5. If Amendment, Date of Original   (Month/Day/Year)

   12/31/97
--------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
       (Check all applicable)


             X    Director                         10% Owner
           -----                            -----

                  Officer (give               X    Other (Specify
           -----           title below)     -----         below)

                                3.27%
                   ----------------------------------

--------------------------------------------------------------------------------

                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security        2. Trans-   3. Trans-      4. Secuirties Acquired (A)  5. Amount of        6. Ownership  7. Nature
   (Instr. 3)                  action      action         or Disposed of (D)          Securities          Form:         of Indirect
                               Date        Code                                       Beneficially        Direct        Beneficial
                                          (Instr. 8)      (Instr. 3,4 and 5)          Owned at End       (D) or         Ownership
                              (Month/                  --------------------------     Of Issuer's         Indirect     (Instr. 4)
                               Day/                     Amount   (A) or    Price      Fiscal Year        (I)
   Lakeland Bancorp, Inc.      Year)                             (D)                 (Instr. 3 and 4)    (Instr. 4)
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
   Common                    10/01/98       SS           6960      A        15.50                           I              7
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/01/98       SS            375      A        15.50                           I              7
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/26/98       G             200      A        15.50                           I              7
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       11/13/98       DRP            81      A        15.75       16,951              I              7
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        2/13/98       DRP           294      A        29.50                           I              8
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        5/15/98       DRP           287      A        30.25                           I              8
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                        8/14/98       DRP           283      A        31.00                           I              8
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/01/98       SS          41971      A        15.50                           I              8
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       10/01/98       SS          16658      A        15.50                           I              8
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------
     "                       11/13/98       DRP           559      A        17.55     117,816               I              8
--------------------------  ----------  ------------   --------  ------    ------   ----------------   ------------  -------------

Owned by John W. Fredericks, Jane Fredericks and Mark Fredericks Trust Fredericks Fuel Co. - Jane, Wife of John

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++


                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transacation   5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of        (Month Day       (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3, 4, and 5)         (Month, Day
                                    Security                                                                        Year)
                                                                                    --------------------------   -------------------
                                                                                        (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership of             11. Nature of the
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      Derivate Securitiy:          Indirect Beneficial
  (Instr. 3 AND 4)                                   Owned at End of Year         Direct (D) or                Ownership (Instr. 4)
                                                     Instr. 4)                    Indirect (I) (Instr. 4)
------------------------
  Title       Amount or
              Number of
              Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:

   Solely owned by Mark J. Fredericks 1

   Solely owned by Shelley B. Fredericks, wife of Mark J. Fredericks 2

   Mark Fredericks cust. for Douglas Fredericks, son 3

   Mark Fredericks cust. for Leanne G. Fredericks, daughter 4

   Mark Fredericks cust. for Emily A. Fredericks, daughter 5

   Keil Oil Co. Profit Sharing Plan - owned by Mark J. Fredericks 6

   Mark Fredericks cust. for William Fredericks, son 7

   Owned by John W. Fredericks, Jane Fredericks and Mark Fredericks Trust Fredericks Fuel Co. - Jane, Wife of John Fredericks, Mark, son of John Fredericks, owner of Fredericks Fuel Co. 8

   Dividend Reinvestment Plan    DRD
   Gift                          G
   Stock Split                   SS
   Purchase                      P


**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                                /s/ Mark Fredericks                1/22/1999
                              _______________________________    ______________
                              **Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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